Exhibit 99.1

CONSOL Energy Reports First Quarter Results;
Record Quarterly E&P Production of 97.5 Bcfe;
Total E&P Division Cash Costs of $1.33 Per Mcfe;
Borrowing Base Reaffirmed at $2 billion;
Liquidity Increases to $1.3 billion

PITTSBURGH (April 26, 2016) - CONSOL Energy Inc. (NYSE: CNX) reported a net loss from continuing operations of $50 million for the quarter, or ($0.22) per diluted share. When including the loss from discontinued operations, net of tax, of $46 million, less net income attributable to noncontrolling interest, the company reported a net loss attributable to CONSOL Energy shareholders of $98 million or ($0.43) per diluted share.

(Dollars in thousands)	Q1 2016
Loss Before Income Tax	$(77,133)
Income Taxes	(26,847)
Loss From Continuing Operations	(50,286)
Loss From Discontinued Operations, net	(46,172)
Net Loss	(96,458)
Less: Net Income Attributable to Noncontrolling Interest	1,114
Net Loss Attributable to CONSOL Energy Shareholders	$(97,572)

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA), from continuing operations were $133 million for the 2016 first quarter, compared to $234 million in the year-earlier quarter.

After adjusting for certain items, which are listed in the EBITDA reconciliation table, the company had an adjusted net loss1 attributable to continuing operations in the 2016 first quarter of $16 million, or ($0.07) per diluted share. Adjusted EBITDA1 from continuing operations was $176 million for the 2016 first quarter, compared to $242 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $128 million, compared to $228 million in the year-earlier quarter.

The first quarter earnings results included the following pre-tax items related to recent transactions attributable to continuing operations:

•	Recorded a $29.3 million unrealized loss on commodity derivative instruments;

•	Recorded a $12.6 million loss related to the sale of a gathering pipeline;

•	Recorded $2.9 million in expense related to severance.

"CONSOL continues to focus on executing its free cash flow plan," commented Nicholas J. DeIuliis, president and CEO. "Through continuing to reduce unit costs, benefiting from capital efficiency improvements, and selectively monetizing assets, CONSOL generated $449 million of free cash flow1, which includes $35 million of organic free cash flow from continuing operations1 when excluding the recent sale of the Buchanan Mine. Our free cash flow plan has further strengthened our liquidity position and balance sheet, while positioning us for future success."

During the quarter, CONSOL Energy announced the sale of the Buchanan Mine, along with certain other metallurgical coal reserves. The total transaction value was approximately $460 million: $425 million in cash, including $403 million

1The terms "adjusted net loss," "adjusted EBITDA," "free cash flow," and "organic free cash from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

of cash received at closing and $22 million of cash held in an escrow account for up to two years; $23 million in net accounts receivable/payables that CONSOL will receive following the close of the transaction; and $12 million associated with legacy liabilities that the buyer assumed. In addition, for Buchanan Mine coal sold outside the U.S. and Canada during the five years following closing, the buyer agreed to pay CONSOL Energy a royalty of 20% of any excess of the gross sales price per ton over the following amounts: (1) year one, $75 per ton; (2) year two, $78.75 per ton; (3) year three, $82.69 per ton; (4) year four, $86.82 per ton; and (5) year five, $91.16 per ton. This earn-out provision provides CONSOL the opportunity to capture future upside if metallurgical coal prices recover. Since the transaction effectively closed on the last day of the first quarter, transaction proceeds reside as cash on CONSOL Energy's balance sheet. Following the end of the first quarter, CONSOL used the cash proceeds to pay down its revolving debt in an effort to increase liquidity and further de-lever the company. CONSOL Energy estimated the full year 2016 EBITDA contribution associated with the Buchanan Mine, net of the carrying costs of the other metallurgical coal assets included in the transaction, to be approximately $20-$25 million.

"The Buchanan sale is significant for a number of reasons," commented Nicholas J. DeIuliis, president and CEO. "Not only does this divestiture support our corporate strategy, it also brought forward substantial value, at a premium multiple valuation. That said, this transaction was a win-win for both us and the buyer, who will benefit from this premier mine becoming their flagship operation. For CONSOL, the sale of Buchanan marks another large step towards executing our strategy of becoming a pure-play E&P company."

On April 20, 2016, the company’s lending group reaffirmed the bank facility’s $2.0 billion borrowing base. “The reaffirmation marks another step to further maintain our already strong liquidity position," commented David M. Khani, executive vice president and CFO. "We appreciate the support of our lenders who have recognized how we have differentiated ourselves through our strong asset base and organic free cash flow plan.”

During the first quarter of 2016, CONSOL's E&P Division achieved record production of 97.5 Bcfe, or an increase of 36% from the 71.6 Bcfe produced in the year-earlier quarter. The E&P Division's total unit cash costs declined during the quarter to $1.33 per Mcfe, compared to $1.70 per Mcfe during the year-earlier quarter, or an improvement of approximately 22%, which benefited in part from the company's dry Utica wells.

Marcellus Shale production volumes, including liquids, in the 2016 first quarter were 51.2 Bcfe, or 39% higher than the 36.8 Bcfe produced in the 2015 first quarter. Marcellus Shale total unit cash costs were $1.44 per Mcfe in the just-ended quarter, which is a $0.11 per Mcfe improvement from the first quarter of 2015 costs of $1.55 per Mcfe.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2016 first quarter were 22.9 Bcfe, up substantially from 9.6 Bcfe in the year-earlier quarter. Utica Shale total unit cash costs were $0.85 per Mcfe in the just-ended quarter, which is a $0.46 per Mcfe improvement from the first quarter of 2015 total unit cash costs of $1.31 per Mcfe. The significant cost improvements across the Utica Shale were primarily driven by reductions to lease operating expenses.

CONSOL Energy's total Coal Division sold 5.7 million tons from continuing operations in the 2016 first quarter, compared to 7.0 million tons during the year-earlier quarter. The Board of Directors of CNX Coal Resources' LP (NYSE: CNXC) General Partner declared a cash distribution of $0.5125 per unit to all unitholders for the first quarter of 2016. The distribution will be made on May 12, 2016 to unitholders of record at the close of business on May 5, 2016.

The unrealized loss on commodity derivative instruments represents changes in fair value of all existing commodity hedges on a mark-to-market basis.

The company recorded a loss related to the sale of a gathering pipeline, located in Monroe County, Ohio, to a third party. During the quarter, CONSOL executed a gathering agreement and midstream asset sale for $7.7 million of cash received at closing. CONSOL expects the sale and the gathering agreement, which was secured at favorable prices and terms, to eliminate future capital expenditures and reduce operating expenses as they relate to Monroe County, Ohio.

Exhibit 99.1

During the quarter, the company also recorded an expense related to severance, in connection with the company's continuing effort to reduce operating expenses.

Starting this quarter, CONSOL Energy has made certain adjustments to the financial statements to reflect the sale of the Buchanan Mine, which is now reflected under "Discontinued Operations." CONSOL Energy also made reclassifications within our financial statements to better align our financial reporting with our peer group. These reclassifications impacted the “Lease Operating Expense,” “Transportation, Gathering and Compression,” "Direct Administrative and Selling," “Production Royalty Interests and Purchased Gas Sales,” "Production Royalty Interests and Purchased Gas Costs,” “Operating and Other Costs” and “Selling, General and Administrative” line items on our Consolidated Statements of Income. These changes are reflected in our current and historic Consolidated Statements of Income, with no effect on previously reported net income or stockholders’ equity. To reflect these changes, CONSOL Energy has recast historic income statements that can be found on the CONSOL Energy website (www.consolenergy.com).

E&P Division:

E&P Division First Quarter Summary:
E&P production increased by over 36% in the just-ended quarter, compared to the year-earlier quarter. Despite increased production, the E&P Division realized a net loss of $14.2 million in the first quarter of 2016 due primarily to lower commodity price realizations.

CONSOL's E&P activity continued to focus primarily on completing its high quality Marcellus Shale wells in Greene and Washington Counties in Pennsylvania. The company's Green Hill Marcellus Shale wells in Greene County, Pennsylvania, have exceeded original expectations, with estimated ultimate recoveries (EURs) now between 2.8-3.0 Bcfe per 1,000 feet of lateral. During the quarter, CONSOL completed 11 wells: the 10-well GH53 pad and the 7,900 foot NV36F Marcellus Shale well, which incorporated testing plugless completions. CONSOL averaged 16 days per well for all completion operations, which is a 38% improvement compared to 2015, and a 50% improvement compared to 2014. CONSOL realized these improvements while utilizing 100% recycled water, which eliminates disposal expense. Also, during the quarter, CONSOL's joint venture partner in the Ohio Utica Shale completed 4 wells in Harrison County, Ohio.

CONSOL turned in line 35 Marcellus and Utica shale wells in the first quarter, including the GH9 dry Utica well in Greene County, Pennsylvania, which was turned in line in January with a 30-day average sales volume of 15 MMcf per day. CONSOL turned in line 17 Marcellus Shale wells in Greene and Washington Counties. The 12-well GH46 pad averaged 119 MMcf per day for a 30-day period, or 2.2 MMcf per day per 1,000 lateral feet. The 5-well NV61 pad averaged 34.5 MMcf per day for a 30-day period. Also, CONSOL's Marcellus and Utica shale joint venture partners turned in line an additional 13 wells. Due to the company's wells continuing to outperform, CONSOL pushed two additional Southwest Pennsylvania wells out of its 2016 turned in line (TIL) plan. As a result, CONSOL Energy estimates its gross inventory of both drilled but uncompleted (DUC) and drilled completed (DC) wells entering 2017 to be 79 Marcellus and Utica shale wells, an increase from the inventory of 77 gross wells reported at the start of 2016.

CONSOL Energy's Utica Shale development program continues to focus in the dry gas areas. In January, CONSOL turned in line its sixth dry Utica well, the GH9, located in Greene County, Pennsylvania, which has a lateral length of 6,141 feet and was completed with 30 frac stages. Although still early, results from the GH9 are positive, while the Gaut 4I well, located in Westmoreland County, Pennsylvania, continues to outperform expectations and may warrant an increase in EUR in the near future. The Gaut 4I has cumulative production of 2.79 Bcf through the end of the first quarter at a casing pressure of 6,758 psi. CONSOL continues to evaluate the managed pressure drawdown methodology in the Pennsylvania dry Utica. CONSOL’s Switz 6 pad located in Monroe County, OH, has produced 5.69 Bcf through the end of the quarter from the four Utica wells, with the best performing well accounting for 1.77 Bcf of the production. Also, the non-operated Moundsville 6H, located in Marshall County, West Virginia, has produced 2.51 Bcf in 130 days, with a 24-hour initial production (IP) rate of 39.1 MMcf per day at 7,126 psi casing pressure. This well has a completed lateral length of 9,394 feet with 300 foot stage spacing.

E&P Division capital expenditures declined further in the first quarter to $62.9 million, compared to the fourth quarter of 2015, due to efficiency improvements and reduced activity.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	March 31, 2016	March 31, 2015	December 31, 2015
Sales - Gas	$157.4	$196.5	$152.9
Gain on Commodity Derivative Instruments - Cash Settlement	84.3	30.1	79.5
Sales - Oil	0.5	1.1	0.6
Sales - NGLs	19.9	22.2	23.2
Sales - Condensate	3.9	5.2	8.9
Total Sales Revenue ($ MM)	$266.0	$255.1	$265.1

Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(14.2)	$30.9	$57.1
Net Cash Provided by Operating Activities ($ MM)	$58.6	$177.8	$95.2
Total Period Production (Bcfe)	97.5	71.6	95.5
Average Daily Production (MMcfe)	1,071.0	795.7	1,037.8
Capital Expenditures ($ MM)	$62.9	$250.3	$83.4

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	March 31, 2016	March 31, 2015	% Increase/(Decrease)	December 31, 2015	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	45.1	32.1	40.5%	43.7	3.2%
Utica Sales Volumes (Bcf)	17.7	6.2	185.5%	14.8	19.6%
CBM Sales Volumes (Bcf)	17.6	18.9	(6.9)%	18.7	(5.9)%
Other Sales Volumes (Bcf)[1]	5.7	6.3	(9.5)%	6.3	(9.5)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	9.7	6.5	49.2%	9.8	(1.0)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	1.6	1.5	6.7%	2.1	(23.8)%

TOTAL	97.5	71.6	36.2%	95.5	2.1%
Note: The increase in Marcellus sales volumes represents only the gas portion of production. When including liquids, the increase in Marcellus volumes was 39% compared to the year-earlier quarter. Production results are net of royalties.
1. Other Sales Volumes: primarily related to shallow oil and gas production.
2. Liquids: NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

Liquids production of 11.4 Bcfe, as a percentage of the total of 97.5 Bcfe, was approximately 12% in the just-ended quarter. As a result of continuing to high-grade production away from wet areas and shift more towards dry gas areas, liquids production decreased by 0.6 Bcfe, or approximately 5% during the quarter, compared to the fourth quarter of 2015.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	March 31, 2016	March 31, 2015	December 31, 2015
Average Sales Price - Gas	$1.83	$3.10	$1.83
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.98	$0.48	$0.95
Average Sales Price - Oil*	$5.14	$7.97	$6.51
Average Sales Price - NGLs*	$2.05	$3.40	$2.36
Average Sales Price - Condensate*	$2.44	$3.47	$4.23

Average Sales Price - Total Company	$2.73	$3.56	$2.78
Costs - Production
Lifting	$0.28	$0.52	$0.27
Ad Valorem, Severance and Other Taxes	0.09	0.13	0.06
DD&A	1.00	1.09	0.97
Total Production Costs	$1.37	$1.74	$1.30
Costs - Gathering
Transportation	$0.79	$0.75	$0.79
Operating Costs	0.17	0.30	0.20
DD&A	0.08	0.12	0.08
Total Gathering Costs	$1.04	$1.17	$1.07

Total Costs	$2.41	$2.91	$2.37

Margin	$0.32	$0.65	$0.41
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Costs" excludes selling, general administration, incentive compensation, and other corporate expenses.

The average sales price per Mcfe within the E&P Division was impaired in the just-ended quarter, when compared to the year-earlier quarter due to depressed commodity prices.

The average sales price of $2.73 per Mcfe, when combined with unit costs of $2.41 per Mcfe, resulted in a margin of $0.32 per Mcfe. This was a decrease when compared to the year-earlier quarter, with the improvements in unit costs partially offsetting the decline in price realizations.

Total E&P Division unit costs continued to improve in the just-ended quarter, compared to the year-earlier quarter, as fixed costs were spread over higher production volumes. Also, low-cost Marcellus and Utica Shale production represented a much higher proportion of total production, which benefited unit costs.

E&P Marketing, Transportation, and Processing Update:
For the first quarter of 2016, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.73 per Mcfe. CONSOL's average price for natural gas was $1.83 per Mcf for the quarter and, including cash settlements from hedging, was $2.81 per Mcf. During the first quarter, CONSOL produced NGL, oil, and condensate volumes of 11.4 Bcfe, or 12% of the company's total gas equivalent volumes. These liquids volumes were 40% greater than those of the year-earlier quarter, which then comprised 11% of the company's total gas equivalent volumes. The average realized price for all liquids for the first quarter of 2016 was $12.78 per barrel.

The company currently has a total of 1.2 Bcf per day of available firm transportation capacity. This is composed of 0.9 Bcf per day of firm capacity on existing pipelines and an additional 0.3 Bcf per day of long-term firm sales with major customers having their own firm capacity. Additionally, CONSOL has contracted volumes of approximately 0.5 Bcf per day on several pipeline projects that will be completed over the next several years. Even with the future expiration of certain transportation contracts, the company's effective firm transportation capacity will increase to approximately 1.5 Bcf per day. The average demand cost for the existing firm capacity is approximately $0.24 per MMBtu. The average demand cost for the existing and committed firm capacity is approximately $0.33 per MMBtu.

In addition to firm transportation capacity, CONSOL has developed a processing portfolio to support the projected volumes from its wet production areas. The company has agreements in place to support the processing of approximately 0.5 Bcf per day of gross natural gas volumes.

In April, CONSOL began recovering and selling ethane primarily via Sunoco Logistics’ Mariner East project, which ships ethane to the Marcus Hook Industrial Complex for export. Such ethane sales are expected to improve NGL netbacks in the second quarter. On an equivalent basis, these ethane sales currently yield a price in excess of the Texas Eastern M2 market where sales would generally have occurred had the volumes been rejected into the natural gas stream. CONSOL expects further revenue enhancement in 2016 and beyond as its recovered ethane volumes grow and as the Mariner East project expands in 2017.

Coal Division Results:

Coal Division First Quarter Summary:
During the first quarter of 2016, the Pennsylvania Operations total unit costs were $33.16 per ton, compared to $42.62 per ton in the year-earlier quarter, despite sales tons declining by approximately 18% over the same period.

As reported by CNX Coal Resources LP (CNXC) in their first quarter 2016 earnings press release, dated April 25, 2016, "In January 2016, we returned to running our mines on a more consistent schedule to achieve productivity improvements, despite running the risk of potentially selling some lower-priced tons in the export markets. Our strategy worked as expected, leading to improved mine consistency and better margins as the quarter advanced, with exports being able to absorb surplus mine production. During the first quarter of 2016, CNXC also made several operational adjustments including idling one longwall, reducing staffing levels and realigning employee benefits. All of these steps resulted in a more consistent operating schedule at the mines, reduced labor costs and improved productivity. Productivity for the first quarter, as measured by tons per employee-hour, improved by 14% compared to the year-ago period, despite the reduced number of longwalls in operation. Looking forward, CNXC expects a slight improvement in coal shipments in the second quarter coupled with a slight increase in cost of coal sold, compared to the first quarter, due to four expected longwall moves."

During the quarter, CONSOL's active coal operations generated $89 million of cash from continuing operations before capital expenditures.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	PA Ops	PA Ops	Other	Other
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,
	2016	2015	2016	2015

Beginning Inventory (millions of tons)	0.1	0.2	0.3	0.1
Coal Production (millions of tons)	5.4	6.5	0.3	0.6
Ending Inventory (millions of tons)	0.3	0.2	—	0.1
Sales - Company Produced (millions of tons)	5.3	6.5	0.4	0.5

Sales Per Ton	$42.99	$58.82	$54.81	$61.54

Total Production Costs Per Ton	$33.16	$42.62	$51.58	$54.05

Average Margin Per Ton Sold	$9.83	$16.20	$3.23	$7.49
Addback: DD&A Per Ton	$6.45	$6.66	$3.03	$3.32
Average Margin Per Ton, before DD&A	$16.28	$22.86	$6.26	$10.81
Cash Flow before Cap. Ex ($ MM)	$86	$149	$3	$5
The Pennsylvania Operations include Bailey, Enlow Fork, and Harvey mines. Other includes the Miller Creek Complex. Total Production Costs per Ton include: operating costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the Pennsylvanian Operations and Other coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

E&P Division Guidance:
CONSOL Energy continues to expect annual 2016 E&P Division production to grow by approximately 15%, compared to 2015 total production volumes.

Total hedged natural gas production in the 2016 second quarter is 70.7 Bcf. The annual gas hedge position is shown in the table below:

E&P DIVISION GUIDANCE

	2016	2017
Total Yearly Production (Bcfe) / % growth	~15%	TBD*
Volumes Hedged (Bcf), as of 4/14/16	262.6	210.8
* Yearly 2017 production will be a function of the second half of 2016 capital program, continued debottlenecking initiatives, and the company's drilled but uncompleted (DUC) well inventory.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index financial hedges (NYMEX plus basis). In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

GAS HEDGES

	Q2 2016	2016	2017
Total NYMEX + Basis* (Bcf)	67.3	259.7	122.5
Average Hedge Price ($/Mcf)	$2.87	$3.07	$2.67

NYMEX Only Hedges Exposed to Basis (Bcf)	-	-	88.3
Average Hedge Price ($/Mcf)	-	-	$2.98

Physical Sales With Fixed Basis Exposed to NYMEX (Bcf)	3.4	2.9	-
Average Hedge Basis Value ($/Mcf)	$(0.20)	$(0.04)	-
* Includes physical sales with fixed basis in Q2 2016, 2016, and 2017 of 16.1 Bcf, 74.5 Bcf, and 24.1 Bcf, respectively.

During the first quarter of 2016, CONSOL Energy added additional NYMEX natural gas hedges of 22.3 Bcf for 2016 and 54.8 Bcf for 2017. In addition, to help mitigate basis exposure on NYMEX hedges, in the first quarter, CONSOL added 25.1 Bcf and 42.5 Bcf of basis hedges for 2016 and 2017, respectively.

CONSOL's 2016 NYMEX plus basis natural gas hedge position has increased to 259.7 Bcf at an average hedge price of $3.07 per Mcf. NYMEX plus basis hedge volumes are not exposed to basis differentials but instead have protected revenue. As a result, in 2016, NYMEX plus basis gas hedges should lock in revenue of approximately $797 million.

As previously stated on last quarter's earnings call, in accordance with the company's hedging program, CONSOL added longer duration hedges, which were layered in over time. The company's confidence in maintaining, or even further improving, its already low-cost structure, has enabled CONSOL to layer on these additional hedges, which will help provide downside protection.

During the first quarter of 2016, CONSOL Energy continued to evolve its hedging program and added NGL (propane) hedges, along with direct sales contracts to other counterparties. CONSOL currently has 7.5 million gallons of propane directly hedged from April of 2016 through March of 2017 at an average price of $0.43 per gallon.

Coal Division Guidance:
As stated in CONSOL Energy's press release on April 7, 2016, as part of the corporate reorganization resulting from the sale of the Buchanan Mine, CNX Coal Resources LP, which operates the Pennsylvania mining complex, will manage all human resources, land, marketing and external communications matters related to CONSOL's Pennsylvania Operations. As such, CONSOL Energy will adopt and expand upon CNX Coal Resources 2016 Adjusted EBITDA guidance that they provide in their press release through now providing guidance for CONSOL's pro rata total Coal Division 2016 Adjusted EBITDA.

COAL DIVISION GUIDANCE

	2016
CNX Coal Resources LP ("CNXC") Adjusted EBITDA (20% undivided interest of PA Operations)	$59	-	$69
x5 (@ 100% interest)	$295	-	$345
Less: Noncontrolling Interest	(26)	-	(31)
Plus: CONSOL's Other Coal Division EBITDA[1]	22	-	27
Plus: CONSOL's Other Miscellaneous Coal EBITDA[2]	15	-	20
Less: CONSOL's Other Coal Division Costs and Expenses (including Legacy Liabilities' Costs)[3]	(126)	-	(131)
CONSOL Energy's Pro Rata Coal Division Adjusted EBITDA	$180	-	$230
Note: CONSOL Energy is unable to provide a reconciliation of projected CNXC Adjusted EBITDA, CONSOL's Other Coal Division EBITDA, and CONSOL's Other Miscellaneous Coal EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.
(1) Includes fiscal year 2016 for Miller Creek and Other Coal Operations and 1Q16 for Buchanan, and excludes Loss on Sale of Buchanan.
(2) Includes miscellaneous other income (net of applicable expenses) associated with the company's Terminal Operations, Rental Income, Coal Royalty Income, and other miscellaneous land income.
(3) Includes Legacy Liability Costs of approximately $90-95 million; Other Coal-Related Corporate Expenses (STIC, stock-based compensation), and other miscellaneous items (coal reserve holding costs).

CONSOL Energy's Pro Rata Coal Division Adjusted EBITDA for 2016 is net of all legacy liabilities associated with the Coal Division, which are comprised of the following: long-term disability (LTD), workers compensation (WC), Coal Workers' Pneumoconiosis (CWP), Other Post-Employment Benefits (OPEB-retiree medical), salary retirement/pension, and asset retirement obligations (ARO).

Excluding the discontinued Virginia Operation's (the Buchanan Mine) 1.1 million tons sold in the first quarter, CONSOL Energy now expects annual 2016 consolidated total Coal Division sales to be approximately 23.9-27.4 million tons, which includes 2016 estimated consolidated total sales for Pennsylvania Operations of 22.5-25.5 million tons.

CONSOL Energy expects 2016 total consolidated Coal Division capital expenditures to now be between $105-$125 million, which includes Pennsylvania Operations capital expenditures of $90-$100 million. The Coal Division's reduction in capital expenditures were driven primarily from the deferral of spending associated with the coal refuse disposal area for one year, due to existing capacity and timing needed for construction. On a normalized basis, the Coal Division expects maintenance of production capital of $5-$6 per ton.

Liquidity:
As of March 31, 2016, CONSOL Energy had $1,279.7 million in total liquidity, which is comprised of $417.6 million of cash, excluding the CNXC cash balance, and $862.1 million available to be borrowed under its $2.0 billion bank facility. During the quarter, CONSOL’s liquidity improved $423.8 million due to the sale of the Buchanan Mine and related metallurgical coal assets plus $49.2 million of cash generated from operations offset by an increase of $28.2 million in outstanding letters of credit. In addition, CONSOL holds 12.7 million CNXC limited partnership units with a current market value of approximately $101 million and 19.1 million CONE Midstream Partners LP (“CNNX”) limited partnership units with a current market value of approximately $266 million, as of April 19, 2016.

CONSOL Energy used the sale proceeds and the cash generated from operations during the quarter to reduce outstanding debt, less cash and cash equivalents, by $445.2 million.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31,
	2016	2016	2016	2016	2015
Dollars in thousands	E&P Division	COAL Division	Other[1]	Total Company	Total Company
Net (Loss) Income	$(23,541)	$(49,015)	$(23,902)	$(96,458)	$79,030

Less: Loss (Income) from Discontinued Operations	—	46,172	—	46,172	(244,317)
Add: Interest Expense	653	1,733	47,480	49,866	55,122
Less: Interest Income	—	—	(214)	(214)	(1,143)
Add: Income Taxes	—	—	(26,847)	(26,847)	195,898
Earnings Before Interest & Taxes (EBIT)	(22,888)	(1,110)	(3,483)	(27,481)	84,590

Add: Depreciation, Depletion & Amortization	105,715	54,352	—	160,067	149,709

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$82,827	$53,242	$(3,483)	$132,586	$234,299

Adjustments:
Unrealized Loss(Gain) on Commodity Derivative Instruments	29,271	—	—	29,271	(60,004)
Loss on Sale of Gathering Pipeline	12,636	—	—	12,636	—
Severance Expense	—	2,251	667	2,918	—
Loss on Debt Extinguishment	—	—	—	—	67,734
Total Pre-tax Adjustments	41,907	2,251	667	44,825	7,730

Adjusted EBITDA	$124,734	$55,493	$(2,816)	$177,411	$242,029

Less: Noncontrolling Interest	—	(1,114)	—	(1,114)	—

Adjusted EBITDA Attributable to Continuing Operations	$124,734	$54,379	$(2,816)	$176,297	$242,029
Note: Income tax effect of Total Pre-tax Adjustments was $10,310 and $1,778 for the three months ended March 31, 2016 and March 31, 2015, respectively. Adjusted net income attributable to CONSOL Energy shareholders for the three months ended March 31, 2016 is calculated as GAAP net loss from continuing operations of $50,286 plus total pre-tax adjustments of $44,825, less the tax benefit of $10,310, equals the adjusted net loss from continuing operations of $15,771.
(1) CONSOL Energy's Other Division includes expenses from various other corporate activities including income tax expense that are not allocated to E&P or Coal Divisions.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Cash Flow From Continuing Operations	Three Months Ended March 31, 2016
Net Cash Provided by Continuing Operations	$119,808

Capital Expenditures	(78,968)
Net Investment in Equity Affiliates	(5,578)
Organic Free Cash Flow from Continuing Operations	$35,262

Free Cash Flow	Three Months Ended March 31, 2016
Net Cash Provided by Operating Activities	$128,442

Capital Expenditures	(78,968)
Capital Expenditures of Discontinued Operations	(5,737)
Net Investment in Equity Affiliates	(5,578)
Proceeds From Sales of Assets	8,453
Proceeds From Sale of Buchanan Mine	402,806
Free Cash Flow	$449,418
Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; divestitures we anticipate may not occur or produce anticipated benefits; the terms of our existing joint ventures restrict our flexibility, actions taken by the other party in our gas joint ventures may impact our financial position and various circumstances could cause us not to realize the benefits we anticipate receiving from these joint ventures; risks associated with our debt; replacing our gas and oil reserves, which if not replaced, will cause our gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; other factors discussed in the 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157
Robert Ferer, at (724) 485-3158

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Income:	2016	2015
Natural Gas, NGLs and Oil Sales	$181,255	$224,438
Gain on Commodity Derivative Instruments	55,060	90,145
Coal Sales	251,895	416,151
Other Outside Sales	7,709	13,130
Purchased Gas Sales	8,618	3,597
Freight-Outside Coal	13,110	6,525
Miscellaneous Other Income	48,132	36,523
(Loss) Gain on Sale of Assets	(7,265)	2,145
Total Revenue and Other Income	558,514	792,654
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	27,739	37,256
Transportation, Gathering and Compression	93,974	75,521
Production, Ad Valorem, and Other Fees	8,303	9,192
Depreciation, Depletion and Amortization	105,715	87,444
Exploration and Production Related Other Costs	2,408	2,040
Purchased Gas Costs	7,868	2,957
Other Corporate Expenses	27,694	19,096
Selling, General, and Administrative Costs	17,563	21,824
Total Exploration and Production Costs	291,264	255,330
Coal Costs
Operating and Other Costs	215,074	291,407
Depreciation, Depletion and Amortization	54,352	62,258
Freight Expense	13,110	6,525
Selling, General, and Administrative Costs	5,650	7,202
Other Corporate Expenses	3,143	6,074
Total Coal Costs	291,329	373,466
Other Costs
Miscellaneous Operating Expense	3,188	10,384
Depreciation, Depletion and Amortization	—	7
Loss on Debt Extinguishment	—	67,734
Interest Expense	49,866	55,122
Total Other Costs	53,054	133,247
Total Costs And Expenses	635,647	762,043
(Loss) Earnings Before Income Tax	(77,133)	30,611
Income Taxes	(26,847)	195,898
Loss From Continuing Operations	(50,286)	(165,287)
(Loss) Income From Discontinued Operations, net	(46,172)	244,317
Net (Loss) Income	(96,458)	79,030
Less: Net Income Attributable to Noncontrolling Interest	1,114	—
Net (Loss) Income Attributable to CONSOL Energy Shareholders	$(97,572)	$79,030

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Earnings Per Share	2016	2015
Basic
Loss from Continuing Operations	$(0.22)	$(0.72)
(Loss) Income from Discontinued Operations	(0.21)	1.06
Total Basic (Loss) Earnings Per Share	$(0.43)	$0.34
Dilutive
Loss from Continuing Operations	$(0.22)	$(0.72)
(Loss) Income from Discontinued Operations	(0.21)	1.06
Total Dilutive (Loss) Earnings Per Share	$(0.43)	$0.34

Dividends Paid Per Share	$0.01	$0.0625

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2016	2015
Net (Loss) Income	$(96,458)	$79,030
Other Comprehensive Loss:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: $682, $90)	(2,484)	(149)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $5,624, $11,213)	(9,814)	(19,314)

Other Comprehensive Loss	(12,298)	(19,463)

Comprehensive (Loss) Income	(108,756)	59,567

Less: Net Income Attributable to Noncontrolling Interests	1,114	—

Comprehensive (Loss) Income Attributable to CONSOL Energy Inc. Shareholders	$(109,870)	$59,567

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$426,650	$72,578
Accounts and Notes Receivable:
Trade	165,941	157,162
Other Receivables	149,490	121,881
Inventories	77,230	83,674
Recoverable Income Taxes	1,871	13,887
Prepaid Expenses	282,214	297,421
Current Assets of Discontinued Operations	43,047	58,160
Total Current Assets	1,146,443	804,763
Property, Plant and Equipment:
Property, Plant and Equipment	14,639,990	14,595,952
Less—Accumulated Depreciation, Depletion and Amortization	5,549,599	5,396,295
Property, Plant, and Equipment of Discontinued Operations, Net	—	469,720
Total Property, Plant and Equipment—Net	9,090,391	9,669,377
Other Assets:
Investment in Affiliates	251,628	237,330
Other	227,396	217,585
Other Assets of Discontinued Operations	12	847
Total Other Assets	479,036	455,762
TOTAL ASSETS	$10,715,870	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$221,625	$257,288
Current Portion of Long-Term Debt	5,316	5,855
Short-Term Notes Payable	851,500	952,000
Other Accrued Liabilities	486,906	440,523
Current Liabilities of Discontinued Operations	19,584	25,272
Total Current Liabilities	1,584,931	1,680,938
Long-Term Debt:
Long-Term Debt	2,725,471	2,709,444
Capital Lease Obligations	33,490	35,008
Long-Term Debt of Discontinued Operations	—	3,753
Total Long-Term Debt	2,758,961	2,748,205
Deferred Credits and Other Liabilities:
Deferred Income Taxes	52,844	74,629
Postretirement Benefits Other Than Pensions	623,525	630,892
Pneumoconiosis Benefits	118,178	111,903
Mine Closing	290,108	289,785
Gas Well Closing	164,124	163,842
Workers’ Compensation	68,846	69,812
Salary Retirement	86,369	91,596
Reclamation	34,490	34,150
Other	194,406	166,957
Deferred Credits and Other Liabilities of Discontinued Operations	—	11,417
Total Deferred Credits and Other Liabilities	1,632,890	1,644,983
TOTAL LIABILITIES	5,976,782	6,074,126
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,363,247 Issued and Outstanding at March 31, 2016; 229,054,236 Issued and Outstanding at December 31, 2015	2,297	2,294
Capital in Excess of Par Value	2,436,436	2,435,497
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,478,493	2,579,834
Accumulated Other Comprehensive Loss	(327,896)	(315,598)
Total CONSOL Energy Inc. Stockholders’ Equity	4,589,330	4,702,027
Noncontrolling Interest	149,758	153,749
TOTAL EQUITY	4,739,088	4,855,776
TOTAL LIABILITIES AND EQUITY	$10,715,870	$10,929,902

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2015	$2,294	$2,435,497	$2,579,834	$(315,598)	$4,702,027	$153,749	$4,855,776
(Unaudited)
Net (Loss) Income	—	—	(97,572)	—	(97,572)	1,114	(96,458)
Other Comprehensive Loss	—	—	—	(12,298)	(12,298)	—	(12,298)
Comprehensive (Loss) Income	—	—	(97,572)	(12,298)	(109,870)	1,114	(108,756)
Issuance of Common Stock	3	—	—	—	3	—	3
Treasury Stock Activity	—	—	(1,475)	—	(1,475)	—	(1,475)
Tax Cost From Stock-Based Compensation	—	(4,377)	—	—	(4,377)	—	(4,377)
Amortization of Stock-Based Compensation Awards	—	5,316	—	—	5,316	308	5,624
Distributions to Noncontrolling Interest	—	—	—	—	—	(5,413)	(5,413)
Dividends ($0.01 per share)	—	—	(2,294)	—	(2,294)	—	(2,294)
Balance at March 31, 2016	$2,297	$2,436,436	$2,478,493	$(327,896)	$4,589,330	$149,758	$4,739,088

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Operating Activities:	2016	2015
Net (Loss) Income	$(96,458)	$79,030
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Net Loss (Income) from Discontinued Operations	46,172	(244,317)
Depreciation, Depletion and Amortization	160,067	149,709
Non-Cash Other Post-Employment Benefits	—	(10,366)
Stock-Based Compensation	5,624	7,481
Loss (Gain) on Sale of Assets	7,265	(2,145)
Loss on Debt Extinguishment	—	67,734
Gain on Commodity Derivative Instruments	(55,060)	(90,145)
Net Cash Received in Settlement of Commodity Derivative Instruments	84,331	30,141
Deferred Income Taxes	(27,127)	200,300
Equity in Earnings of Affiliates	(16,665)	(11,323)
Return on Equity Investment	4,512	6,103
Changes in Operating Assets:
Accounts and Notes Receivable	(19,911)	26,664
Inventories	(7,476)	(2,002)
Prepaid Expenses	19,104	38,356
Changes in Other Assets	(9,751)	7,037
Changes in Operating Liabilities:
Accounts Payable	(11,487)	(12,619)
Accrued Interest	35,867	42,719
Other Operating Liabilities	849	(80,808)
Changes in Other Liabilities	(4,147)	(11,569)
Other	4,099	7,909
Net Cash Provided by Continuing Operations	119,808	197,889
Net Cash Provided by Discontinued Operating Activities	8,634	30,481
Net Cash Provided by Operating Activities	128,442	228,370
Cash Flows from Investing Activities:
Capital Expenditures	(78,968)	(287,804)
Proceeds from Sales of Assets	8,453	2,108
Net Investments in Equity Affiliates	(5,578)	(27,992)
Net Cash Used in Continuing Operations	(76,093)	(313,688)
Net Cash Provided by (Used in) Discontinued Investing Activities	397,069	(6,215)
Net Cash Provided by (Used in) Investing Activities	320,976	(319,903)
Cash Flows from Financing Activities:
(Payments on) Proceeds from Short-Term Borrowings	(100,500)	760,500
Payments on Miscellaneous Borrowings	(2,128)	(2,464)
Payments on Long-Term Notes, including Redemption Premium	—	(1,261,009)
Net Proceeds from Revolver - CNX Coal Resources LP	15,000	—
Distributions to Noncontrolling Interest	(5,413)	—
Proceeds from Securitization Facility	—	32,669
Proceeds from Issuance of Long-Term Notes	—	492,760
Tax Benefit from Stock-Based Compensation	—	15
Dividends Paid	(2,294)	(14,400)
Issuance of Common Stock	3	1,736
Purchases of Treasury Stock	—	(71,674)
Debt Issuance and Financing Fees	—	(18,257)
Net Cash Used in Continuing Operations	(95,332)	(80,124)
Net Cash Used in Discontinued Financing Activities	(14)	(14)
Net Cash Used in Financing Activities	(95,346)	(80,138)
Net Increase (Decrease) in Cash and Cash Equivalents	354,072	(171,671)
Cash and Cash Equivalents at Beginning of Period	72,578	176,989
Cash and Cash Equivalents at End of Period	$426,650	$5,318